Exhibit 99.1

Santeon Group Inc. to Cease Making Periodic SEC Filings

RESTON, Va. - January 10, 2014 -- Santeon Group Inc. (OTCBB: SANT, “Santeon” or the “Company”) announced today its decision to file Form 15 with the Securities and Exchange Commission (the “SEC”) and cease making periodic SEC filings. The Company is eligible to deregister its stock because it has fewer than 300 shareholders of record. The Company filed Form 15 with the SEC to voluntarily suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on January 10, 2014. As a result of the filing of Form 15, the Company’s obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, will be suspended immediately. Contemporaneously with the filing of Form 15, the Company will file a post-effective amendment to withdraw its S-8 Registration Statement filed in April 2013.

Santeon’s decision to exercise its right to cease making public filings was made by the Company’s Board of Directors after careful consideration of the costs and benefits of making voluntary SEC filings. The Company’s Board concluded that the Company’s small market capitalization, low trading volume, direct and indirect costs associated with preparing the Company’s periodic reports with the SEC and the accounting, audit, legal and other costs associated with being a public company outweigh the benefits of continuing to file these reports. It is the Company’s intention to invest the savings achieved by ceasing to make SEC filings back into growing the business of the Company.

The Company intends to continue to have its financial statements audited annually by an independent accounting firm and to communicate with its shareholders through its website and periodic press releases.

About Santeon Group Inc.
Santeon Group Inc. is a technology company headquartered in Northern Virginia with offices in Reston, Va., Tampa, Fla., Cairo, Egypt and Pune, India. Santeon offers products and services to optimize federal and commercial enterprise performance. Santeon's goal is to serve emerging markets by providing technically superior products and solutions while reducing the cost of ownership and deployment of these solutions through a strong channel partner and distribution model. For more information please visit our web site at http://www.santeon.com.

Investor Relations Contact
Jeffrey Goldberger / Rob Fink
KCSA Strategic Communications
212.896.1249 / 212.896.1206
jgoldberger@kcsa.com / rfink@kcsa.com